U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING


                          TRANSFINANCIAL HOLDINGS, INC.
                          -----------------------------
                                  (registrant)

                                     1-12070
                                     -------
                                (SEC FILE NUMBER)

                                    89365P106
                                    ---------
                                 (CUSIP Number)


[ ] Form 10-K    [ ] Form 20-F   [ ] Form 11-K   [X] Form 10-Q   [ ] Form N-SAR

     For Period Ended: September 30, 2002

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[   ]  Transition Report on Form 10-K
[   ]  Transition Report on Form 20-F
[   ]  Transition Report on Form 11-K
[   ]  Transition Report on Form 10-Q
[   ]  Transition Report on Form N-SAR
For the Transition Period Ended: _______________________________________________

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     Nothing in this form shall be  construed to imply that the  Commission  has verified any information contained herein.

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     If the  notification  relates  to a portion of the  filing  checked  above, identify the Item(s) to which the notification relates: Not Applicable

                      -------------------------------------




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Part I - Registrant Information

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      Full Name of Registrant:                 TransFinancial Holdings, Inc.
                                               -------------------------------
      Former Name if Applicable:               Not Applicable
                                               -------------------------------
      Address of Principal Executive Officer:  8245 Nieman Road, Suite 100
                                               -------------------------------
                                                    (Street and Number)
                                               Lenexa, KS   66214
                                               -------------------------------
                                               (City, State and Zip Code)

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Part II - Rules 12b-25(b) and (c)

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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]      (b) The subject annual report, semi-annual report, transition report on
      Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[  ]     (c)  The accountant's statement or other exhibit required by Rule
      12b-25(c) has been attached, if applicable.
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Part III - Narrative

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State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q,
N-SAR or the transition report or portion thereof could not be filed within the prescribed time period.

      The registrant has dissolved and is liquidating its assets. The registrant has no ongoing operations and has only one employee. For these reasons, the registrant was unable to complete the Form 10-Q within the prescribed time period.



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


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Part IV - Other Information

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      (1)  Name and telephone number of person to contact in regard to this notification.

           William D. Cox             913                859-0055
           ---------------     ----------------          ---------------------
           (Name)              (Area Code)               (Telephone Number)

      (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s)

                               [ X ]  Yes      [   ]   No

      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                               [ X ]  Yes      [   ]   No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

      The principal anticipated change in results of operations is that the registrant has no operations in the current year.

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                          TransFinancial Holdings, Inc.
                          -----------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: November 13, 2002                   By:   /s/William D. Cox
                                                William D. Cox
                                                President

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